EXHIBIT 99.1

HMS REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

▪	2Q'19 Total Revenue of $168.2 Million, +14.6% vs. 2Q'18 (+7.4% Excluding Medicare RAC Reserve Release in 2Q’19)

▪	2Q'19 Net Income of $29.1 Million vs. Net Loss of $3.4 million in 2Q'18

▪	2Q'19 GAAP EPS of $0.33 Per Diluted Share, Including Reserve Release Benefit of $0.07 Per Diluted Share

▪	2Q'19 Adjusted EPS of $0.34 Per Diluted Share, Excluding Reserve Release Benefit of $0.07 Per Diluted Share

▪	2Q'19 Adjusted EBITDA of $55.7 Million, +39.3% vs. 2Q'18 (+18.8% Excluding Reserve Release in 2Q’19)

IRVING, Texas – August 2, 2019 – HMS Holdings Corp. (Nasdaq: HMSY) today announced financial results for the second quarter ended June 30, 2019.
“HMS delivered another solid quarter of financial and operating performance as we continue to execute on our long-term strategy to help our clients reduce costs and improve health outcomes," said Bill Lucia, Chairman and CEO. "Excluding the Medicare RAC reserve release, we generated total revenue growth of 7.4%, with adjusted EBITDA increasing 18.8% compared to the second quarter last year. These results clearly demonstrate the strong demand for our solutions and inherent operating leverage of our business model.”
Second Quarter
Total revenue in the second quarter of 2019 was $168.2 million, which included $10.5 million from the Company's 2Q 2019 Reserve Release (as defined below), compared to total revenue of $146.8 million in the prior year second quarter (+14.6%). Excluding the 2Q 2019 Reserve Release, total revenue increased 7.4% compared to the prior year quarter. During the second quarter of 2019, the Company released its remaining contract related balances under its original Medicare RAC Contract (the “2Q 2019 Reserve Release”).
Coordination of Benefits (COB) revenue was $105.1 million in the second quarter of 2019 compared to $100.8 million in the prior year second quarter (+4.3%).
Analytical Services revenue, which includes Payment Integrity (PI) and Population Health Management (PHM), was $63.1 million in the second quarter of 2019, including the 2Q 2019 Reserve Release, compared to $46.0 million in the prior year second quarter (+37.2%). Excluding the 2Q 2019 Reserve Release, Analytical Services revenue increased 14.3% from the prior year second quarter.
PI revenue was $38.6 million in the second quarter of 2019, excluding the 2Q 2019 Reserve Release, compared to $31.2 million in the prior year second quarter (+23.7%). PHM revenue was $14.0 million in the second quarter of 2019, compared to $14.8 million in the prior year second quarter (-5.4%).
Net income in the second quarter of 2019 was $29.1 million, or $0.33 per diluted share, compared to a net loss of $3.4 million, or $(0.04) per diluted share, in the prior year second quarter. In the second quarter of 2019, net income included a net benefit of $0.07 per diluted share related to the 2Q 2019 Reserve Release. The net loss for the second quarter of 2018 included an expense of $20.0 million relating to the settlement of litigation in connection with an acquisition the Company completed in 2010 (the "Settlement Expense").

Adjusted EBITDA in the second quarter of 2019 was $55.7 million compared to $40.0 million in the prior year second quarter (+39.3%) that included a net benefit of $8.2 million related to the 2Q 2019 Reserve Release. Excluding the impact of the 2Q 2019 Reserve Release, adjusted EBITDA in the second quarter of 2019 increased 18.8% compared to the same period in the prior year.
Adjusted EPS in the second quarter of 2019 was $0.41 per diluted share, including a net benefit of $0.07 per diluted share related to the 2Q 2019 Reserve Release, compared to adjusted EPS of $0.25 per diluted share in the second quarter of 2018. Excluding the 2Q 2019 Reserve Release, adjusted EPS in the second quarter of 2019 was $0.34 per diluted share, compared to $0.25 per diluted share in the prior year second quarter (+36.0%).
Six Months Ended
Total revenue for the six months ended June 30, 2019 was $316.1 million, compared to $288.2 million in the prior year (+9.7%). For the six months ended June 30, 2019, total revenue included $10.5 million from the 2Q 2019 Reserve Release. For the six months ended June 30, 2018, total revenue included $8.4 million from the Medicare RAC reserve release in the first quarter of 2018 (the "1Q 2018 Reserve Release"). Excluding the Reserve Releases, total revenue increased +9.2% compared to the prior year.
COB revenue for the six months ended June 30, 2019 was $211.0 million, compared to $192.5 million in the prior year (+9.6%).
Analytical Services revenue, which includes PI and PHM, was $105.1 million for the six months ended June 30, 2019, compared to $95.7 million in the prior year (+9.8%). For the six months ended June 30, 2019, Analytical Services revenue included $10.5 million from the 2Q 2019 Reserve Release. For the six months ended June 30, 2018, Analytical Services revenue included $8.4 million from the 1Q 2018 Reserve Release. Excluding the Reserve Releases, Analytical Services revenue increased 8.4% from the prior year.
Excluding the Reserve Releases, PI revenue for the six months ended June 30, 2019 was $66.3 million, compared to $61.4 million in the prior year (+8.0%). PHM revenue for the six months ended June 30, 2019 was $28.3 million, compared to $25.9 million in the prior year (+9.3%).
Net income for the six months ended June 30, 2019 was $48.7 million, or $0.55 per diluted share, compared to $3.0 million, or $0.04 per diluted share, in the prior year. In the six months ended June 30, 2019, net income included $0.07 per diluted share related to the 2Q 2019 Reserve Release and tax benefits recorded in the first quarter totaling $0.07 per diluted share. For the six months ended June 30, 2018, net income included a net benefit of $0.05 per diluted share related to the 1Q 2018 Reserve Release and included the Settlement Expense.
Adjusted EBITDA for the six months ended June 30, 2019 was $96.7 million, including a net benefit of $8.2 million related to the 2Q 2019 Reserve Release, compared to $74.9 million in the prior year (+29.1%), including a net benefit of $6.3 million related to the 1Q 2018 Reserve Release. Excluding those benefits, Adjusted EBITDA increased 29.0% compared to the prior year.
Adjusted EPS for the six months ended June 30, 2019 was $0.75 per diluted share, including $0.07 per diluted share related to the 2Q 2019 Reserve Release and tax benefits totaling $0.07 per diluted share. Adjusted EPS was $0.46 per diluted share in the comparable prior year period, including a net benefit of $0.05 related to the 1Q 2018 Reserve Release. Excluding the 2Q 2019 Reserve Release and discrete tax item in 2019 and the 1Q 2018 Reserve Release, adjusted EPS for the first six months of 2019 was $0.61 per diluted share, compared to $0.41 per diluted share in the prior year (+48.8%).
Cash Flow and Capital Resources
Net cash provided by operating activities in the six months ended June 30, 2019 was $78.1 million compared to $23.7 million in the first six months of 2018 (+229.5%). Capital expenditures were $8.4 million for the six months ended June 30, 2019, compared to $12.6 million (-33.3%) in the comparable prior year period.

The Company's balance sheet at June 30, 2019 included $268.7 million of cash and cash equivalents and $240.0 million in outstanding bank debt, compared to cash and cash equivalents of $88.1 million and outstanding bank debt of $240.0 million at June 30, 2018.
Financial Guidance
The Company updated its full year 2019 financial guidance, as follows:

Financial Guidance for Full Year 2019
(in millions)	Current Guidance	Y - Y% Change		Prior Guidance
Total Revenue	$ 650 - 660	8.6 - 10.3%	[1]	$ 640 - 650
Net Income	$ 85 - 90	54.5 - 63.6%	[2]	$ 64 - 70
Adjusted EBITDA	$ 185 - 190	14.0 - 17.0%	[3]	$ 170 - 175

(1) Reported year-to-date 2019 and full-year 2018 revenue included $10.5 million and $8.4 million, respectively, related to the Reserve Releases.  Including the Reserve Releases, total revenue growth is expected to be 8.6-10.3% in 2019.  Excluding the Reserve Releases, total revenue growth is expected to be 8.4-10.1% in 2019.

(2) Reported year-to-date 2019 and full-year 2018 net income included $6.0 million and $4.3 million, respectively, related to the Reserve Releases. Including the Reserve Releases, net income growth is expected to be 54.6-63.7% in 2019.  Excluding the Reserve Releases, net income growth is expected to be 55.8-65.7% in 2019.

(3) Reported year-to-date 2019 and full-year 2018 adjusted EBITDA included $8.2 million and $6.3 million, respectively, related to the Reserve Releases. Including the Reserve Releases, adjusted EBITDA growth is expected to be 14.0-17.0% in 2019.  Excluding the Reserve Releases, adjusted EBITDA growth is expected to be 13.3-16.5% in 2019.
Key considerations underlying the Company's revised full year 2019 financial guidance include:

•	Depreciation and amortization of approximately $44 million

•	Stock-based compensation expense of approximately $22 million

•	Net interest expense of approximately $10 million

•	An effective tax rate for the third and fourth quarters of 2019 of 28-30%

•	Income taxes of approximately $24 million

•	Capital expenditures of $30-35 million
Webcast and Conference Call Information
HMS will report its preliminary second quarter 2019 financial and operating results via webcast at 7:30 AM CT / 8:30 AM ET on Friday, August 2, 2019. The webcast will include discussion of HMS developments, forward-looking statements and other material information about business and financial matters. The webcast can be accessed via phone at 877-303–7208 (224-357–2389 for international participants), or on the HMS Investor Relations website at http://investor.hms.com/events-and-presentations. The webcast will be archived and available for replay at http://investor.hms.com/events-and-presentations. This press release and the financial statements contained herein are also available on the HMS Investor Relations website at http://investor.hms.com/press-releases.
About HMS
HMS advances the healthcare system by helping healthcare organizations reduce costs and improve health outcomes. Through our industry-leading technology, analytics and engagement solutions, we save billions of dollars annually while helping consumers lead healthier lives. HMS provides a broad range of coordination of benefits, payment integrity and population health management solutions that help move the healthcare system forward. Visit us at www.hms.com follow us on Twitter at @HMSHealthcare.

Trademarks
HMS and the HMS logo are registered trademarks of HMS Holdings Corp. and/or its affiliates. Other names may be trademarks of their respective owners.
Non-GAAP Financial Measures
The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this release.
The Company believes that the non-GAAP financial measures presented in this press release are relevant and provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because the measures allow them to understand and compare the Company's actual and expected operating results during the prior, current and future periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.
Safe Harbor Statement
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Form 10-Q is filed. This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward‐looking statements can be identified by words such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “future,” “intends,” “likely,” “may,” “outlook,” “plans,” “potential,” “projects,” “seeks,” “strategy,” “targets,” “trends,” “will,” “would,” “could,” “should,” and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to future actions, business plans, objectives and prospects, future operating or financial performance and projections, including our updated full year guidance for 2019. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.
Factors that could cause or contribute to such differences, include, but are not limited to: our ability to execute our business plans or growth strategy; our ability to innovate, develop or implement new or enhanced solutions or services; the nature of investment and acquisition opportunities we are pursuing, and the successful execution of such investments and acquisitions; our ability to successfully integrate acquired businesses and realize synergies; significant competition for our solutions and services; variations in our results of operations; our ability to accurately forecast the revenue under our contracts and solutions; our ability to protect our systems from damage, interruption or breach, and to maintain effective information and technology systems and networks; our ability to protect our intellectual property rights, proprietary technology, information processes, and know-how; our failure to maintain a high level of customer retention or the unexpected reduction in scope or termination of key contracts with major customers; customer dissatisfaction or our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; our inability to manage our relationships with data sources and suppliers; our reliance on subcontractors and other third party providers and parties to perform services;

our ability to continue to secure contracts and favorable contract terms through the competitive bidding process; pending or threatened litigation; unfavorable outcomes in legal proceedings; our success in attracting and retaining qualified employees and members of our management team; our ability to generate sufficient cash to cover our interest and principal payments under our credit facility; unexpected changes in tax laws, regulations or guidance and unexpected changes in our effective tax rate; unanticipated increases in the number or amount of claims for which we are self-insured; accounting changes or revisions; changes in the U.S. healthcare environment or healthcare financing system, including regulatory, budgetary or political actions that affect healthcare spending or the practices and operations of healthcare organizations; our failure to comply with applicable laws and regulations governing individual privacy and information security or to protect such information from theft and misuse; our ability to comply with current and future legal and regulatory requirements; negative results of government or customer reviews, audits or investigations; state or federal limitations related to outsourcing of certain government programs or functions; restrictions on bidding or performing certain work due to perceived conflicts of interests; the market price of our common stock and lack of dividend payments; anti-takeover provisions in our corporate governance documents; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:                        Media Contact:
Robert Borchert                        Lacey Hautzinger
SVP, Investor Relations                        Sr. Director, External Communications
robert.borchert@hms.com                    lacey.hautzinger@hms.com
469-284-2140                        469-284-7240

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$168,182	$146,791	$316,135	$288,216
Cost of services:
Compensation	58,322	55,188	115,775	111,267
Direct project and other operating expenses	20,742	17,959	40,941	34,607
Information technology	12,316	14,240	25,420	26,503
Occupancy	4,052	4,014	8,131	8,397
Amortization of acquisition related software and intangible assets	4,166	9,621	8,332	17,753
Total cost of services	99,598	101,022	198,599	198,527
Selling, general and administrative expenses	28,036	26,532	57,282	58,530
Settlement expense	—	20,000	—	20,000
Total operating expenses	127,634	147,554	255,881	277,057
Operating income/(loss)	40,548	(763)	60,254	11,159
Interest expense	(2,853)	(3,034)	(5,702)	(5,682)
Interest income	966	188	2,080	308
Income/(loss) before income taxes	38,661	(3,609)	56,632	5,785
Income taxes	9,561	(242)	7,890	2,761
Net income/(loss)	$29,100	$(3,367)	$48,742	$3,024

Basic income per common share:
Net income/(loss) per common share -- basic	$0.34	$(0.04)	$0.56	$0.04
Diluted income per common share:
Net income/(loss) per common share -- diluted	$0.33	$(0.04)	$0.55	$0.04
Weighted average shares:
Basic	85,956	83,231	86,524	83,222
Diluted	87,858	83,231	88,843	84,837

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2019	December 31, 2018
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$268,677	$178,946
Accounts receivable, net of allowance of $12,808 and $13,683, at June 30, 2019 and December 31, 2018, respectively	199,932	206,772
Prepaid expenses	20,348	19,970
Income tax receivable	9,431	18,817
Deferred financing costs, net	564	564
Other current assets	225	240
Total current assets	499,177	425,309
Property and equipment, net	86,607	94,435
Goodwill	487,617	487,617
Intangible assets, net	62,463	67,140
Operating lease right-of-use assets	18,940	—
Deferred financing costs, net	1,391	1,673
Other assets	3,544	2,344
Total assets	$1,159,739	$1,078,518

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$71,330	$74,902
Estimated liability for appeals	2,948	21,723
Total current liabilities	74,278	96,625
Long-term liabilities:
Revolving credit facility	240,000	240,000
Operating lease liabilities	17,245	—
Net deferred tax liabilities	23,073	18,485
Other liabilities	7,173	10,012
Total long-term liabilities	287,491	268,497
Total liabilities	361,769	365,122
Commitments and contingencies
Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock -- $0.01 par value; 175,000,000 shares authorized;101,014,406 shares issued and 87,350,498 shares outstanding at June 30, 2019; 98,924,501 shares issued and 85,261,664 shares outstanding at December 31, 2018	1,010	989
Capital in excess of par value	461,559	425,748
Retained earnings	470,977	422,235
Treasury stock, at cost: 13,663,194 shares at June 30, 2019 and December 31, 2018	(135,576)	(135,576)
Total shareholders' equity	797,970	713,396
Total liabilities and shareholders' equity	$1,159,739	$1,078,518

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2019	2018
Operating activities:
Net income	$48,742	$3,024
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	15,989	16,758
Amortization of intangible assets	4,677	12,774
Amortization of deferred financing costs	282	282
Stock-based compensation expense	15,781	14,208
Deferred income taxes	4,588	(3,900)
Noncash lease expense	2,366	—
Release of estimated liability for appeals, net	(10,478)	(8,436)
Changes in operating assets and liabilities:
Accounts receivable	(2,062)	(3,654)
Prepaid expenses	(378)	63
Other current assets	15	570
Other assets	(1,200)	(29)
Income taxes receivable	9,386	(5,324)
Accounts payable, accrued expenses and other liabilities	(7,235)	(2,546)
Operating lease liabilities	(2,952)	—
Estimated liability for appeals	605	(99)
Net cash provided by operating activities	78,126	23,691
Investing activities:
Purchases of property and equipment	(945)	(2,455)
Investment in capitalized software	(7,465)	(10,173)
Net cash used in investing activities	(8,410)	(12,628)
Financing activities:
Proceeds from exercise of stock options	26,998	2,390
Payments of tax withholdings on behalf of employees for net-share settlements	(6,947)	(2,684)
Payments on capital lease obligations	(36)	—
Purchases of treasury stock	—	(5,955)
Net cash provided by/(used in) financing activities	20,015	(6,249)
Net increase in cash and cash equivalents	89,731	4,814
Cash and Cash Equivalents
Cash and cash equivalents at beginning of year	178,946	83,313
Cash and cash equivalents at end of period	$268,677	$88,127

Supplemental disclosure of cash flow information:
Cash (refunds received)/paid for income taxes, net of refunds	$(6,509)	$11,472
Cash paid for interest	$5,524	$4,916

Supplemental disclosure of non-cash activities:
Change in balance of accrued property and equipment purchases	$250	$1,082

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended
(in thousands, except percentages)	June 30, 2019	June 30, 2018
Net income/(loss)	$29,100	$(3,367)

Net interest expense	1,887	2,846
Income taxes	9,561	(242)
Depreciation and amortization of property and equipment and intangible assets	10,397	16,066
Earnings before interest, taxes, depreciation and amortization (EBITDA)	50,945	15,303
Stock-based compensation expense	4,802	4,714
Settlement expense	—	20,000
Adjusted EBITDA	$55,747	$40,017
% of Revenue	33.1%	27.3%
Adjusted EBITDA, excluding 2Q 2019 Reserve Release	$47,547	$40,017
% of Revenue	30.1%	27.3%

	Six Months Ended
(in thousands, except percentages)	June 30, 2019	June 30, 2018
Net income	$48,742	$3,024

Net interest expense	3,622	$5,374
Income taxes	7,890	$2,761
Depreciation and amortization of property and equipment and intangible assets	20,666	29,532
Earnings before interest, taxes, depreciation and amortization (EBITDA)	80,920	40,691
Stock-based compensation expense	15,781	14,208
Settlement expense	—	20,000
Adjusted EBITDA	$96,701	$74,899
% of Revenue	30.6%	26.0%
Adjusted EBITDA, excluding Reserve Releases	$88,501	$68,599
% of Revenue	29.0%	24.5%

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to GAAP EPS (Diluted) and Adjusted EPS (Diluted)

	Three Months Ended
(in thousands, except per share amounts)	June 30, 2019	June 30, 2018
Net income/(loss)	$29,100	$(3,367)

Stock-based compensation expense	4,802	4,714
Settlement expense	—	20,000
Amortization of acquisition related software and intangible assets	4,166	9,621
Income tax related to adjustments¹	(2,385)	(10,404)

Adjusted net income	$35,683	$20,564

Weighted average common shares, diluted	87,858	83,231

Diluted GAAP EPS²	$0.33	$(0.04)
Diluted adjusted EPS²	$0.41	$0.25

Reserve release benefit³	$0.07	$—
Diluted adjusted EPS excluding 2Q 2019 Reserve Release	$0.34	$0.25

	Six Months Ended
(in thousands, except per share amounts)	June 30, 2019	June 30, 2018
Net income	$48,742	$3,024

Stock-based compensation expense	15,781	14,208
Settlement expense	—	20,000
Amortization of acquisition related software and intangible assets	8,332	17,753
Income tax related to adjustments¹	(6,414)	(15,744)

Adjusted net income	$66,441	$39,241

Weighted average common shares, diluted	88,843	84,837

Diluted GAAP EPS²	$0.55	$0.04
Diluted adjusted EPS²	$0.75	$0.46

Discrete tax benefits	$0.07	$—
Reserve release benefit³	$0.07	$0.05
Diluted adjusted EPS excluding Reserve Releases and discrete tax benefits	$0.61	$0.41

(1) Tax effect of adjustments is computed as the pre-tax effect of the adjustments multiplied by the adjusted annual effective tax rate at period end.

(2) Diluted GAAP EPS and Diluted Adjusted EPS included discrete tax benefits of $0.07 per diluted share for the six months ended June 30, 2019 primarily related to the exercise of employee stock options, and $0.07 related to the reserve release benefit for the three and six months ended June 30, 2019 and $0.05 related to the reserve release benefit for the six months ended June 30, 2018.

(3) The reserve release benefit of $0.07 for the three and six months ended June 30, 2019 are net of income tax of approximately $0.03, and the reserve release benefit of $0.05 for the six months ended June 30, 2018 is net of income tax of approximately $0.02.

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Trailing twelve months)

	Trailing Twelve Months Ended
(in thousands, except percentages)	June 30, 2019	June 30, 2018
Net income	$100,707	$35,119

Net interest expense	8,469	11,513
Income taxes	3,157	(3,346)
Depreciation and amortization of property and equipment and intangible assets	48,730	56,935
Earnings before interest, taxes, depreciation and amortization (EBITDA)	161,063	100,221
Stock-based compensation expense	23,080	28,971
Settlement expense	—	20,000
Adjusted EBITDA	$184,143	$149,192

Reconciliation of Total Debt to Net Leverage Ratio

(in thousands)	June 30, 2019	June 30, 2018
Total Debt (revolving credit facility)	$240,000	$240,000
Cash and cash equivalents	(268,677)	(88,127)
Total net debt⁴	$(28,677)	$151,873

Net income⁵	$100,707	$35,119
Adjusted EBITDA⁶	$184,143	$149,192
Net leverage ratio⁷	(0.16)	1.02

(4) Total Debt consists of the outstanding principal under our senior secured revolving credit facility
(5) Trailing twelve months Net income
(6) Trailing twelve months Adjusted EBITDA
(7) The Company's net leverage ratio is calculated by dividing total net debt by trailing twelve months' Adjusted EBITDA

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended
(In thousands)	June 30, 2019	June 30, 2018
Net cash provided by operating activities	$49,604	$8,954
Purchases of property and equipment	(576)	(1,664)
Investment in capitalized software	(3,844)	(5,210)

Non-GAAP free cash flow	$45,184	$2,080

The Company believes that the non-GAAP free cash flow financial measures presented in this press release provide useful information regarding how much cash flow is available, after purchases of property and equipment and investment in capitalized software, to be used for working capital needs or for other opportunities. It should not be inferred that the entire non-GAAP free cash flow amount is available for discretionary expenditures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Reconciliation of Revised Financial Guidance for Full Year 2019 Net Income to Projected 2019 EBITDA and Adjusted EBITDA

	Twelve Months Ended December 31, 2019
	Estimated Range
	Current Guidance		Prior Guidance
(unaudited; in millions)	Low	High	Low	High
Net Income	$85	$90	$64	$70

Net interest expense	$10	$10	$12	$12
Income taxes	$24	$24	$28	$27
Depreciation and amortization of property and equipment and intangible assets	$44	$44	$44	$44
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$163	$168	$148	$153
Stock-based compensation expense	$22	$22	$22	$22
Adjusted EBITDA	$185	$190	$170	$175